As filed with the U.S. Securities and Exchange Commission on November 5, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLURALSIGHT, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-3605465
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

42 Future Way
Draper, UT 84020
(Address of principal executive offices, including zip code)

Pluralsight, Inc. 401(k) Plan
(Full title of the plan)

Aaron Skonnard
Co-Founder, Chief Executive Officer, and Chairman
42 Future Way
Draper, UT 84020
(801) 784-9007
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Robert G. Day Allison B. Spinner Rezwan D. Pavri Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	James Budge, Chief Financial Officer Matthew Forkner, Chief Legal Officer Pluralsight, Inc. 42 Future Way Draper, UT 84020 (801) 784-9007

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, $0.0001 par value per share	1,000,000	$16.02	$16,020,000	$1,747.78

(1)This Registration Statement covers, in addition to the number of shares of Class A common stock, par value $0.0001 per share (the "Common Stock"), of Pluralsight, Inc. (the "Registrant") stated above, (a) pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate amount of plan interests to be offered or sold pursuant to the Pluralsight, Inc. 401(k) (the "Plan"), to be used in satisfaction of the Registrant's matching contributions under the Plan, and (b) pursuant to Rule 416(a) under the Securities Act, any additional shares of Common Stock that become issuable as a result of stock splits, stock dividends, recapitalization or similar transactions pursuant to the anti-dilution provisions of the Plan.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $16.02 per share, which represents the average of the high and low prices reported on the NASDAQ Global Select Market on November 2, 2020.

EXPLANATORY NOTE

This Registration Statement registers an additional 1,000,000 shares of Common Stock of the Registrant under the Plan, together with an indeterminate amount of interests in the Plan, to be issued to be used in satisfaction of the Registrant's matching contributions under the Plan to qualified employees and officers.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of - Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants of the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(1) The Registrant's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(3) The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 001-38498) filed with the Commission on May 17, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. The Registrant's amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant's directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant's directors will not be personally liable to the Registrant or to the Registrant's stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•any breach of their duty of loyalty to the Registrant or Registrant's stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.

   Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant's directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, the Registrant's amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant's directors or officers or is or was serving at the Registrant's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant's amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant's employees or agents. The Registrant's amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant's amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant's directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant's directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant's directors, officers, employees, or other agents or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant has obtained insurance policies under which, subject to the limitations of these policies, coverage is provided to the Registrant's directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant's indemnification obligations or otherwise as a matter of law.
Certain of the Registrant's non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant's Board of Directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

3.1	Certificate of Correction of Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-230057	3.3	03/04/19

3.2	Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-230057	3.1	03/04/19

3.3	Amended and Restated Bylaws of the Registrant.	10-Q	001-38498	3.2	08/01/18

4.1	Form of Class A common stock certificate of the Registrant.	S-1/A	333-224301	4.1	05/07/18

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Wilson Sonsini Goodrich & Rosati (contained on Exhibit 5.1)

99.1*	Fidelity Volume Submitter Defined Contribution Plan – Basic Plan Document No. 17

99.2*	Fidelity Volume Submitter Defined Contribution Plan – Adoption Agreement No. 001
    * Filed herewith.

Item 9. Undertakings.

A.The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(1)For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(2)It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Draper, Utah, on the 5th day of November 2020.

PLURALSIGHT, INC.

	By:	/s/ Aaron Skonnard
November 5, 2020		Aaron Skonnard Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron Skonnard, James Budge, and Matthew Forkner, and each of them, as such individual's true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual's substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron Skonnard	Chief Executive Officer and Director	November 5, 2020
Aaron Skonnard	(Principal Executive Officer)

/s/ James Budge	Chief Financial Officer	November 5, 2020
James Budge	(Principal Financial and Accounting Officer)

/s/ Gary Crittenden	Director	November 5, 2020
Gary Crittenden

/s/ Scott Dorsey	Director	November 5, 2020
Scott Dorsey

/s/ Arne Duncan	Director	November 5, 2020
Arne Duncan

/s/ Ryan Hinkle	Director	November 5, 2020
Ryan Hinkle

/s/ Leah Johnson	Director	November 5, 2020
Leah Johnson

/s/ Timothy Maudlin	Director	November 5, 2020
Timothy Maudlin

/s/ Frederick Onion	Director	November 5, 2020
Frederick Onion

/s/ Brad Rencher	Director	November 5, 2020
Brad Rencher

Signature	Title	Date
/s/ Bonita Stewart	Director	November 5, 2020
Bonita Stewart

/s/ Karenann Terrell	Director	November 5, 2020
Karenann Terrell